Exhibit 99.2

Activision Blizzard and Investor Group Complete Purchase of Company Shares from Vivendi

Newly Independent Company Now Majority Owned by Public Shareholders

SANTA MONICA, Calif.—(BUSINESS WIRE)— Activision Blizzard, Inc. (Nasdaq: ATVI), a global leader in interactive entertainment, announced today that it had successfully completed its previously announced acquisition of approximately 429 million company shares and certain tax attributes from Vivendi (Euronext Paris: VIV) for approximately $5.83 billion, or $13.60 per share in cash. ASAC II LP, an investment vehicle led by Activision Blizzard CEO Bobby Kotick and Chairman Brian Kelly, has also completed its purchase of approximately 172 million company shares from Vivendi for approximately $2.34 billion in cash, or $13.60 per share, in a separate transaction.

The shares Activision Blizzard purchased in the transaction will no longer be treated as outstanding, leaving the majority of the remaining 690 million shares in the hands of public shareholders. With the closing of the transaction, ASAC II LP—the investor group which, in addition to Kotick and Kelly, includes Davis Advisors, Leonard Green & Partners, L.P., Tencent, and one of the world’s largest global institutional investors—now owns approximately 24.7% of the Company. Vivendi has retained 83 million shares, an approximate 12% stake in the Company.

Activision’s stock purchase was financed with a combination of approximately $1.2 billion of domestic cash on hand and recently issued debt, including $1.5 billion of 5.625% senior notes due 2021, $750 million of 6.125% senior notes due 2024, and a $2.5 billion seven-year term loan facility. The entire $4.75 billion of debt financing has a weighted average annual interest rate of less than 5%.

“With the completion of this transaction we open a new chapter in the history of Activision Blizzard,” Mr. Kotick said. “We expect immediate shareholder benefits in the form of earnings-per-share accretion and strategic and operational independence. Our audiences and our incredibly talented employees around the world will benefit from a focused commitment to the creation of great games. Our shareholders and debt holders will have the benefit of an energized, invested, deeply committed management team focused on generating long-term, superior returns and effectively managing our capital structure.”

Activision Blizzard received committed financing for the transaction from Bank of America Merrill Lynch and J.P. Morgan. J.P. Morgan Securities LLC acted as Activision Blizzard’s sole financial advisor for the transaction and Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel to the Company. A special committee of independent directors formed to represent the Company in negotiating and evaluating the transactions worked with Centerview Partners as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal counsel. ASAC II LP worked with financial advisor Allen & Company LLC and its legal counsel is Sullivan & Cromwell LLP.

About Activision Blizzard

Activision Blizzard, Inc. is the world’s largest and most profitable independent interactive entertainment publishing company. It develops and publishes some of the most successful and beloved entertainment franchises in any medium, including Call of Duty, World of Warcraft, Skylanders, and Diablo®.

Headquartered in Santa Monica California, it maintains operations throughout the United States, Europe, and Asia. Activision Blizzard develops and publishes games on all leading interactive platforms and its games are available in most countries around the world. More information about Activision Blizzard and its products can be found on the company’s website, www.activisionblizzard.com.

Forward-looking statements:

This press release contains forward-looking statements including, but not limited to, those relating to the expected impact of the transactions described herein. The forward-looking statements in this release are based upon information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements. Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of the future performance of the Company and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

Activision Blizzard Investor Relations:

Kristin Southey

Sr. Vice President, IR and Treasurer

(310) 255-2635

ksouthey@activision.com

or

Activision Blizzard Media:

Maryanne Lataif

SVP, Corporate Communications

(310) 255-2704

mlataif@activision.com

Source: Activision Blizzard, Inc.

News Provided by Acquire Media